UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2013

GAMCO INVESTORS, INC.
(Exact name of registrant as specified in its charter)

New York	1-14761	13-4007862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Center, Rye, NY		10580
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (914) 921-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of GAMCO Investors, Inc. (“GAMCO”) was held on May 7, 2013.  At the annual meeting: (1) seven persons were elected to serve as directors of GAMCO; (2) the appointment of Deloitte & Touche LLP as GAMCO’s independent registered public accounting firm for the year ending December 31, 2013 was ratified; and (3) holders of GAMCO’s Class A Common Stock cast an advisory vote on whether GAMCO’s Board of Directors should consider the conversion and reclassification of the Class B Common Stock into Class A Common Stock at a ratio in the range between 1.15 to 1.25 shares of Class A Common Stock for each share of Class B Common Stock

Set forth below, with respect to each of the matters submitted to shareholders, are the number of votes cast for or against or withheld, and the number of abstentions and broker non-votes, where applicable.

	VOTES FOR	VOTES WITHHELD	BROKER NON-VOTES
(1) Election of Directors
NOMINEE
Edwin L. Artzt	192,955,614	32,124	2,655,412
Raymond C. Avansino, Jr.	192,090,080	897,658	2,655,412
Richard L. Bready	192,002,666	985,072	2,655,412
Mario J. Gabelli	191,913,150	1,074,588	2,655,412
Eugene R. McGrath	192,874,839	112,899	2,655,412
Robert S. Prather, Jr.	192,045,938	941,800	2,655,412
Elisa M. Wilson	191,918,224	1,069,514	2,655,412

	VOTES FOR	VOTES AGAINST	ABSTAINED	BROKER NON VOTES
(2) Ratification of independent registered public accounting firm	195,540,201	89,980	12,969	-0-

(3) Board of Director consideration of the conversion and reclassification of the Class B Common Stock into Class A Common Stock at a ratio in the range between 1.15 to 1.25 shares of Class A Common Stock for each share of Class B Common Stock	2,059,294	477,392	360,682	2,655,412

GAMCO has reason to believe that a major beneficial holder of Class A shares which are held through a nominee attempted to vote some or all of such shares, through an electronic system, “For” Proposals 1 and 2 and “Abstain” on Proposal 3, but this atempted vote was not implemented; instead, those Class A shares are included in the broker non-vote totals shown above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMCO Investors, Inc.

By:	/s/ Robert S. Zuccaro
Robert S. Zuccaro Executive Vice-President and Chief Financial Officer

Date:	May 13, 2013